Exhibit 10.23


              CONSOLIDATED FREIGHTWAYS CORPORATION
                 SENIOR EXECUTIVE INCENTIVE PLAN
                            FOR 2001



THE PLAN

In order to motivate certain employees of Consolidated
Freightways Corporation (CFC) more effectively and efficiently, CFC establishes an Incentive Plan (Plan) under which payments will be made to designated eligible senior executive personnel out of calendar year 2001 Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be designated full-time executive personnel of CFC. A master list of all Plan participants will be maintained in the office of the President of CFC.


ELIGIBILITY FOR PAYMENT

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible.
Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 2001 Plan during the 2001 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CFC or any of its subsidiaries and (ii) a Plan participant.


     EXCEPTION 1. A Plan participant who is employed by CFC through December 31, 2001 but leaves that employment or otherwise becomes ineligible after December 31, 2001 but before the final payment is made relating to 2001, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 2001 Incentive Profits.

     EXCEPTION 2.  An appropriate pro rata payment will be made
     (1) to a Plan participant who retires prior to December 31, 2001 pursuant to the Consolidated Freightways Corporation Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 2001 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 2001, or (4) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways Corporation and who remains an employee through December 31, 2001.


METHOD OF PAYMENT

Each Plan participant will be assigned an incentive participation factor as a percent of Annual Salary. Incentive will be earned based on CFC pretax pre-incentive profit.

Incentive will be earned on a pro rata basis for accomplishment between the Minimum level and the Factor Profit Goal.

PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned participation, (3) the minimum level of profit achievement required, (4) the Factor level of achievement for profit, and (5) the incentive earnings at the Factor profit goal.


DATE OF PAYMENT

The President of CFC may authorize a partial payment of the estimated annual earned incentive, in December, 2001. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 2002.


INCENTIVE PROFIT

Incentive Profit is defined as the pre-tax earnings of Consolidated Freightways Corporation before deducting any amounts expensed under this or any subsidiary incentive plan, before deducting any amounts expensed under the restricted stock plan and before deducting income taxes, but after deducting expenses incurred from any bonus plan(s).




ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary before any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan.


MAXIMUM PAYMENT

Payments under this Plan are not limited by each participant's participation factor.


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CFC may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 2001 only.